Exhibit 10.1

IMMUNE PHARMACEUTICALS INC.

May 10, 2017

Mr. Elliot Maza

550 Sylvan Avenue

Englewood Cliffs, NJ 07632

Dear Elliot:

You have agreed to serve as interim Chief Executive Officer (“Interim CEO”) of Immune Pharmaceuticals Inc. (the “Company”) during the Company’s search for a successor Chief Executive Officer. On behalf of the Company, I am pleased to provide you with this letter agreement (this “Agreement”) setting forth the terms and conditions of your employment as Interim CEO, effective as of April 24, 2017 (the “Effective Date”).

1.       Term. The Company will employ you as Interim CEO, upon the terms and subject to the conditions set forth in this Agreement, for a term beginning on the Effective Date and ending on the earlier of (a) the date on which a successor Chief Executive Officer is hired and begins employment with the Company, (b) the date of your termination of employment pursuant to paragraph 12 below, or (c) December 31, 2017 (the “Term”).

2.       Position and Duties. In your position as Interim CEO, you will report directly to the Board of Directors of the Company (the “Board”) and perform such duties and responsibilities as may be properly and lawfully required from time to time by the Board, with your principal work place being at the Company’s offices in Englewood Cliffs, New Jersey and/or New York City. You will devote sufficient business time, energy and talent to serving as Interim CEO, and will perform your duties conscientiously and faithfully, subject to the reasonable and lawful directions of the Board and in accordance with the policies, rules and decisions adopted from time to time by the Company and the Board. By signing this Agreement, you represent to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties to the Company. During the Term, you may not engage in any other employment, consulting or other business activity that would significantly interfere with the performance of your duties set forth in this Agreement or your fiduciary duties to the Company; provided, however, that you may continue to serve on boards of directors or committees thereof for entities unrelated to the Company on which you served as of the Effective Date. You will be required, as a condition of employment with the Company, to sign all of the Company’s standard forms applicable to new employees and comply with all applicable employment policies.

3.        Board Service. During the Term you will continue to serve on the Board, subject to re-election by stockholders. Due to your status as an insider during the Term, however, you will no longer serve on any Board committees and will not receive any non-employee director cash retainers or other cash compensation under the Company’s director compensation program for your services as a director; however, you will be entitled to receive the same type of annual equity award for the same number of shares of the Company’s common stock, with the same terms and at the same time, as such annual equity awards that you would have been entitled to receive had you continued to serve as one of the Company’s non-employee directors (the “New Equity Awards”). The vesting and/or exercisability of outstanding equity awards and the New Equity Awards will continue during and after the Term in the same manner as the annual equity awards to the Company’s non-employee directors. The Company currently expects that you will remain on the Board following the end of the Term and re-commence participating in the non-employee director compensation program at that time. The Company also expects that, following the end of the Term, you will qualify as an independent director in light of applicable NASDAQ guidance with respect to individuals who serve as executives for limited periods and that you will thereupon receive appropriate committee assignments.

4.        Sign On Equity Grant. The Company will issue to you options to purchase 30,000 shares of the Company’s common stock. The option grant will become effective upon shareholder approval of a resolution to expand the sublimit of options that may be issued to a director within a single calendar year.

5.        Compensation. During the Term, you will receive a monthly base salary at the rate of $25,000, payable in accordance with the Company’s normal payroll practices.

6.        Expenses. During the Term, the Company will reimburse you for all reasonable business expenses, including travel costs while travelling on Company business. Reimbursements will be subject to such approval guidelines as the Chair of the Board’s Compensation Committee may establish.

7.        Indemnification and Insurance. The Company will indemnify you with respect to activities in connection with your employment as Interim CEO to the full extent provided for in its corporate charter, Bylaws or any other indemnification policy or procedure as in effect from time to time and applicable to its other directors and senior executive officers. In addition, you will be named as an insured in your capacities as Interim CEO and as director of the Company on the director and officer liability insurance policy currently maintained, or as may be maintained, by the Company from time to time.

8.        Waiver of Participation in Certain Benefits. During the Term, unless the Board or a committee thereof determines otherwise, you will not be eligible to participate in, and by execution of this Agreement you waive participation in, any severance programs or bonus/incentive plans or programs, maintained by the Company and its affiliates applicable to senior executives of the Company. Otherwise, you will be entitled to participate in employee benefits plans, including but not limited to, health and welfare benefits, consistent with the benefits provided to other senior executives of the Company.

9.        Confidential Information. You agree that during your employment with the Company, and at all times thereafter:

(A)        You will not at any time, directly or indirectly, disclose or divulge any Confidential Information (as herein after defined) except as required in the performance of your duties to the Company or as otherwise required by law, subpoena or legal process. As used herein, “Confidential Information” means all trade secrets and all other confidential or proprietary information of a business, technical, financial, or marketing nature relating to the business of the Company, including without limitation, intellectual property, financial statements, technical processes, formulae, designs, projections, inventions, computer software programs, business plans, and projects that that Company has taken measures to keep confidential or that the Company has agreed to keep confidential; provided that the Confidential Information shall not include any information that has entered the public domain through no fault your own.

(B)       You shall make no use whatsoever, directly or indirectly, of any Confidential Information at any time, except as required in connection with the performance of your duties for the Company.

(C)        Upon the Company’s request, at any time, you shall immediately deliver to the Company all materials (printed, electronic or in whatever form) in your possession that contain or relate to Confidential Information.

(D)        In addition, you understand that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law. An individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal; and does not disclose the trade secret, except pursuant to court order. Nothing in this Agreement or any other agreement between the parties is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly permitted by 18 U.S.C. § 1833(b).

10.        Non-Disparagement. During your employment with the Company, and at all times hereafter, you will not directly or indirectly make any disparaging statements about the Company, or any of its directors, officers, employees, stockholders, affiliates, partners, agents, attorneys or representatives. This provision shall not, however, prohibit you from testifying truthfully in any court proceeding or governmental investigation or from making non-public comments in the course of performing your duties as Interim CEO.

11.        Legal Process and Disclosure. Nothing herein, including the confidentiality and non-disparagement provisions, shall be construed to limit your right to (1) respond accurately and fully to any question, inquiry or request for information when required by legal process; or (2) file a complaint with the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). You understand that this Agreement does not limit your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information without notice to the Company.

12.        Termination. Your employment with the Company may be terminated by you or the Company at any time with thirty days’ written notice.

13.        Arbitration and Jurisdiction. Subject to the exception set forth below, you understand that the parties agree that any controversy or claim arising out of or relating to this Agreement shall be settled by arbitration administered by the American Arbitration Association under its Employment Arbitration Rules and Mediation Procedures, and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Any arbitration shall occur in New York City. Any claim seeking injunctive relief pursuant to paragraphs 9 and 10 may be adjudicated in a state or federal court located in New York. The terms of this Agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this Agreement or arising out of, related to, or in any way connected with, this Agreement, your employment with the Company or any other relationship between you and the Company will be governed by New York law, excluding laws relating to conflicts or choice of law. In any action between the parties arising out of or relating to any such disputes, each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state and federal courts located in the State of New York or of the United States of America for the Southern District of New York.

14.        Miscellaneous. This Agreement supersedes and replaces any prior agreements, representations or understandings (whether written, oral, implied or otherwise) between you and the Company, and constitutes the complete agreement between you and the Company, regarding your position as Interim CEO. This Agreement may not be amended or modified, except by an express written agreement signed by both you and the Chairman of the Board or an officer of the Company duly authorized by the Board. Neither party may assign or delegate any of its or his obligations hereunder without the prior written consent of the other party, provided that the Company may assign this Agreement in connection with a sale or other disposition of all or substantially all of its assets. This Agreement will be binding upon and will inure to the benefit of you and your administrators, executors, heirs and permitted assigns, and the Company and its successors and permitted assigns.

Please confirm your agreement with these terms by signing below and return a copy for our files.

Sincerely,

IMMUNE PHARMACEUTICALS INC.

By:	/s/ Cameron Durrant
Cameron Durrant, Lead Independent Director

Agreed and accepted:

/s/ Elliot Maza
ELLIOT MAZA

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